EXHIBIT 23.1

Stan J.H. Lee, CPA (a member firm of DMHD Hamilton Clark & Co.) 2182 Lemoine Avenue Suite 200 Fort Lee, NJ 07024	Tel) 201-681-7475 Fax) 815-846-7550 e-mail) seirra5533@aol.com

To the Board of Directors
and Management of
Crysler Corporation
1530-9th Avenue S.E.
Calgary, Alberta. T2G 0T7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use of our report dated March 30th, 2002 relating to the independent auditor's reports and audited financial statements of Crysler Corporation as of December 31, 2001 and for the period beginning November 19, 2001 (inception) to December 31, 2001 then ended as appears in such Form 10-SB in the Company's filings with the U.S. Securities and Exchange Commission.

 /s/ Stan J.H. Lee, CPA/s/
Stan J.H Lee, CPA

 Fort Lee, New Jersey
April 25th, 2002